Century Communities Reports First Quarter 2015 Results

- Reports Earnings of $0.30 Per Share -

- Net New Home Contracts Increase 336% to 706 homes  -

- Home Deliveries Increase 323% to 542 homes  -

Greenwood Village, Colorado (May 7, 2015) – Century Communities, Inc. (NYSE: CCS), a leading builder of upscale single-family homes, townhomes and flats in select markets, today announced financial results for its first quarter ending March 31, 2015.

First Quarter 2015 Highlights Compared to First Quarter 2014*

•	Net income of $6.4 million, an increase of 89%
•	Pre-tax income of $9.5 million, an increase of 83%
•	Total revenue of $156.4 million, an increase of 215%
•	Home deliveries increased 323% to 542 homes
•	Homebuilding gross margin of $29.5 million, an increase of 138%
•	Adjusted EBITDA of $14.2 million, an increase of 138%
•	Selling, General & Administrative (“SG&A”) as a percent of home sales revenues of 13.6%, an improvement of 50 basis points
•	Net new home contracts increased 336% to 706 homes
•	Homes in backlog increased 259% to 920 homes
•	Average open communities increased 261% to 83
•	Open communities at the end of the quarter increased 278% to 87

“We continued to experience strong momentum in our business during the first quarter 2015 in which we met or exceeded our expectation across nearly all of our key metrics,” stated Dale Francescon, Co-Chief Executive Officer. “The benefits of our expansion strategy into attractive markets are evident with the significant increase in our home deliveries, which more than doubled our gross margin dollars and produced another quarter of favorable leverage on our SG&A. As we look forward to the full year 2015, we remain focused on improving our profitability, growing our earnings and investing our capital opportunistically to further diversify our platform and enhance our returns.”

“Our markets continue to exhibit strong fundamentals and we are encouraged by the higher levels of traffic and an improvement in the absorption pace across our platform throughout the quarter with a record backlog of 920 homes,” said Rob Francescon, Co-Chief Executive Officer. “We are capitalizing on this increasing demand while exercising strict control of our incentives. The integration of our Peachtree Communities acquisition in the Southeast remains on track and we are committed to further expanding our geographical presence into healthy markets with improving economies. With our strong balance sheet, attractive land positions and accretive acquisition strategy in place, we look forward to expanding our business in a disciplined manner, while actively managing our costs to improve our profitability."

First Quarter 2015 Results*

Net income for the first quarter 2015 was $6.4 million, or $0.30 per share, compared to $3.4 million, or $0.20 per share, in the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues generated by a higher number of home deliveries.

Home sales revenues for the first quarter 2015 was $154.3 million, compared to $49.7 million in the prior year quarter. The increase in home sales revenues was primarily due to home deliveries increasing 323% to 542 homes compared to 128 in the prior year quarter.  The average selling price of homes delivered was $284,751, compared to $388,051 in the prior year quarter, largely due to a shift in regional and product mix from new communities and acquisitions.

Home sales gross margin percentage in the first quarter 2015 was 19.1%, compared to 25.0% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of homes sales revenues, was 21.5% compared to 25.5% in the prior year quarter, mainly attributable to regional and product mix. SG&A as a percent of home sales revenues was 13.6% compared to 14.1% in the prior year quarter, primarily as a result of higher home sales revenues, which more than offset an increase in personnel costs and additional investments to support a higher number of communities, and an increase in costs associated with being a publicly traded company.

Net new home contracts in the first quarter 2015 increased to 706 homes, an increase of 336% compared to 162 homes in the prior year quarter, largely attributable to a higher number of average open communities. At the end of the first quarter 2015, the Company had 920 homes in backlog, representing $308.0 million of backlog dollar value, compared to 256 homes, representing $122.3 million of backlog dollar value in the prior year quarter.

*Financial and operating results as of and for the three months ended March 31, 2014 do not include the results of operations from our acquisitions of Las Vegas Land Holdings, LLC, Grand View Builders, and Peachtree Communities Group Inc., which were acquired in April 2014, August 2014 and November 2014, respectively.  Subsequent to the acquisitions, Las Vegas Land Holdings, LLC, Grand View Builders, and Peachtree Communities Group Inc., comprise our Nevada, Houston, and Atlanta operating segments.

Balance Sheet and Liquidity

As of March 31, 2015, the Company had total assets of $718.2 million, including cash and cash equivalents totaling $26.6 million, and inventories of $599.7 million. Liabilities totaled $345.6 million, which included $262.3 million of long-term debt. The Company ended the quarter with $64.2 million of availability on its unsecured $120 million credit facility and an undrawn $80 million accordion. At March 31, 2015, the Company’s ratio of net debt to net capital was 38.7%.

In April 2015, the Company successfully completed an offering of an additional $60 million of its 6.875% senior notes due 2022. The senior notes were additional notes issued under the indenture pursuant to which the Company's existing outstanding $200 million aggregate principal amount of 6.875% senior notes due 2022 were issued. The new and existing senior notes totaling $260 million have identical terms and are treated as a single class under the indenture. The proceeds of the offerings were used to repay amounts outstanding under the line of credit. Accordingly, subsequent to the offering, the line of credit is undrawn with $120 million of capacity and an unused accordion of $80 million.

Conference Call

The Company will host a webcast and conference call on Thursday, May 7, 2015 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2015 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through June 7, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13607088.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, Nevada, and Georgia. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenue
Home sales revenues	$154,335	$49,671
Golf course and other revenue	2,103	—
Total revenue	156,438	49,671
Costs and expenses
Cost of home sales revenues	124,806	37,274
Cost of golf course and other revenue	1,506	—
Selling, general, and administrative	20,932	7,003
Total operating costs and expenses	147,244	44,277
Operating income	9,194	5,394
Other income (expense):
Interest income	16	69
Interest expense	(3)	—
Acquisition expense	—	(395)
Other income	317	128
Income before tax expense	9,524	5,196
Income tax expense	3,173	1,828
Net income	$6,351	$3,368
Earnings per share:
Basic and Diluted	$0.30	$0.20
Weighted average number of common shares outstanding:
Basic and Diluted	20,509,679	17,075,000

Financial and operating results as of and for the three months ended March 31, 2014 do not include the results of operations from our acquisitions of Las Vegas Land Holdings, LLC, Grand View Builders, and Peachtree Communities Group Inc., which were acquired in April 2014, August 2014 and November 2014, respectively.  Subsequent to the acquisitions, Las Vegas Land Holdings, LLC, Grand View Builders, and Peachtree Communities Group Inc., comprise our Nevada, Houston, and Atlanta operating segments.

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$26,647	$33,462
Accounts receivable	18,805	13,799
Inventories	599,747	556,323
Prepaid expenses and other assets	28,203	28,796
Property and equipment, net	13,419	12,471
Deferred tax asset, net	1,812	1,359
Amortizable intangible assets, net	7,543	8,632
Goodwill	21,994	21,137
Total assets	$718,170	$675,979
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$9,483	$17,135
Accrued expenses and other liabilities	73,753	64,029
Notes payable and revolving line of credit	262,321	229,610
Total liabilities	345,557	310,774
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,360,165 and 20,875,547 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	214	209
Additional paid-in capital	337,625	336,573
Retained earnings	34,774	28,423
Total stockholders' equity	372,613	365,205
Total liabilities and stockholders' equity	$718,170	$675,979

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended March 31,

	2015	2014	% Change
Atlanta	331	—	NM
Central Texas	62	25	148.0%
Colorado	209	137	52.6%
Houston	27	—	NM
Nevada	77	—	NM
Total	706	162	335.8%

Home Deliveries

	Three Months Ended March 31,
	2015		2014		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	255	$222.1	—	$—	NM	NM
Central Texas	39	436.8	26	531.5	50.0%	(17.8)%
Colorado	143	390.3	102	351.5	40.2%	11.0%
Houston	60	173.4	—	—	NM	NM
Nevada	45	320.8	—	—	NM	NM
Total / W.A.	542	$284.8	128	$388.1	323.4%	(26.6)%

Selling Communities

	As of March 31,
	2015	2014	% Change

Atlanta	30	—	NM
Central Texas	14	9	55.6%
Colorado	31	14	121.4%
Houston	8	—	NM
Nevada	4	—	NM
Total	87	23	278.3%

NM – Not meaningful.

Century Communities, Inc.

Homebuilding Operational Data

Backlog

	As of March 31,
	2015			2014			% Change

	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price

Atlanta	399	$90,068	$225.7	—	$—	$—	NM	NM	NM
Central Texas	114	55,125	483.6	93	47,764	513.6	22.6%	15.4%	(5.8)%
Colorado	284	125,961	443.5	163	74,556	457.4	74.2%	68.9%	(3.0)%
Houston	58	17,474	301.3	—	—	—	NM	NM	NM
Nevada	65	19,345	297.6	—	—	—	NM	NM	NM
Total / Weighted Average	920	$307,973	$334.8	256	$122,320	$477.8	259.4%	151.8%	(29.9)%

Lot Inventory

	As of March 31,
	2015			2014			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	929	2,824	3,753	—	—	—	NM	NM	NM
Central Texas	1,089	918	2,007	167	2,787	2,954	552.1%	(67.1)%	(32.1)%
Colorado	3,224	747	3,971	2,890	2,402	5,292	11.6%	(68.9)%	(25.0)%
Houston	214	409	623	—	—	—	NM	NM	NM
Nevada	1,828	267	2,095	90	1,759	1,849	1,931.1%	(84.8)%	13.3%
Total	7,284	5,165	12,449	3,147	6,948	10,095	131.5%	(25.7)%	23.3%

NM – Not meaningful.

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Numerator
Net income	$6,351	$3,368
Less: Undistributed earnings allocated to participating securities	(185)	(36)
Numerator for basic and diluted EPS	$6,166	$3,332
Denominator
Basic and diluted EPS—weighted average shares	20,509,679	17,075,000
Basic and diluted EPS	$0.30	$0.20

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended March 31,
	2015	%	2014	%
Home sales revenues	$154,335	100.0%	$49,671	100.0%
Cost of home sales revenues	124,806	80.9%	37,274	75.0%
Gross margin from home sales	29,529	19.1%	12,397	25.0%
Add: Interest in cost of home sales revenues	1,621	1.1%	76	0.2%
Adjusted homebuilding gross margin excluding interest	31,150	20.2%	12,473	25.1%
Add: Purchase price accounting for acquired work in process inventory	2,027	1.3%	188	0.4%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$33,177	21.5%	$12,661	25.5%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

(in thousands)

	Three Months Ended March 31,

	2015	2014	% Change
Net income	$6,351	$3,368	88.6%
Income tax expense	3,173	1,828	73.6%
Interest in cost of home sales revenues	1,621	76	2,032.9%
Interest expense	3	—	100.0%
Depreciation and amortization expense	988	483	104.6%
EBITDA	12,136	5,755	110.9%
Purchase price accounting for acquired work in process inventory	2,027	188	978.2%
Adjusted EBITDA	$14,163	$5,943	138.3%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com